Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Così, Inc.
Deerfield, Illinois

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 11, 2005, relating to the consolidated financial statements of Così, Inc., which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our reports dated March 11, 2005, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended January 3, 2005 and of our report dated March 11, 2005, relating to the schedule, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Chicago, Illinois
May 11, 2005